Exhibit 99.1

PURCHASE TRADING PLAN AGREEMENT

WHEREAS, Steel Partners II, L.P., a Delaware limited partnership (the "Purchaser") desires to purchase, from time to time, certain shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of Adaptec, Inc., a Delaware corporation (the "Company").

WHEREAS, Jack Howard and John Quicke, each an employee of an affiliate of the Purchaser, are directors of the Company, and therefore, although on the date hereof they are not in possession of material nonpublic information about the Company, they may become aware of material nonpublic information about the Company in the future.

WHEREAS, the Purchaser desires to enter into this agreement for the purpose of establishing a trading plan to make purchases of Shares in compliance with all applicable laws, including, but not limited to, Section 10(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations promulgated thereunder, including, but not limited to, Rule 10b5-1.  References herein to this "Agreement" refer to this agreement and specifically include the trading plan described herein.

NOW, IT IS AGREED, as of this 28th day of May, 2008 by the Purchaser and Mutual Securities, Inc. (the "Broker") as follows:

Section 1.                      Terms of Purchase.

(a)
The Purchaser desires that the Broker effect purchases of the Shares on its behalf in accordance with trading requirements adopted by the Purchaser and to be delivered in writing to the Broker by separate letter (the "Initial Trading Instructions").  The Initial Trading Instructions shall take effect no earlier than ten (10) days following the date hereof.

(b)
In furtherance of Section 1(a) hereof, the Purchaser directs the Broker to purchase, in customary brokerage transactions, the Shares, for the Purchaser's account or accounts, in the Broker's sole discretion as to execution and timing, subject to the condition that as of the time of any purchase of Shares, any individual employee of the Broker making the Broker's investment decisions on behalf of the Purchaser shall not be in possession of or aware of material nonpublic information relating to the Company's business, operations or prospects or the value of the Common Stock ("Material Nonpublic Information").

(c)
Notwithstanding the foregoing, the Broker shall not purchase Shares at any time when the Broker, in its sole discretion, shall have determined that such purchase would violate applicable law, including, without limitation, Section 10(b) of the 1934 Act and the rules and regulations promulgated thereunder and Section 5 of the Securities Act of 1933, as amended (the "1933 Act").

(d)
The Purchaser agrees that, during the term of this Agreement, it shall not exercise any subsequent influence over how, when or whether to effect purchases of the Shares, except that the Purchaser may amend this Agreement as set forth in Section 3 hereof.  Each of the Purchaser and the Broker agrees that it will not discuss with the other the Company's business, operations or prospects or any other information likely to be related to the value of the Shares or likely to influence a decision to purchase the Shares.  Notwithstanding the preceding sentence, with the approval of counsel to the Broker, the Purchaser may communicate with Broker personnel who are not responsible for, and have no ability to influence, the execution of the trading plan set forth in this Agreement.

Section 2.                      Representations, Warranties and Covenants.

(a)	The Purchaser represents, warrants and covenants to the Broker as follows:

(i)	The Purchaser is not, as of the date hereof, aware of or in possession of Material Nonpublic Information.

(ii)
During the term of this Agreement, the Purchaser will not engage, and will not cause others to engage on behalf of the Purchaser, in any transactions (other than (x) purchases of Shares pursuant to this Agreement, or (y) exercises of stock options issued pursuant to the Company's stock option plans; provided that the Purchaser complies with Rule 16b-3 under the 1934 Act in connection with any such exercise and the related securities) involving any security into which the Common Stock is convertible or any other related security or derivative, including, without limitation, corresponding or hedging transactions with respect to the Common Stock.  The Purchaser also agrees not to enter into any binding contract with respect to any transactions described in the preceding sentence.

(iii)
The Purchaser will at all times, in connection with the performance of this Agreement, comply with all applicable laws, including, without limitation, Section 16 of the 1934 Act and the rules and regulations promulgated thereunder.

(iv)
The Purchaser agrees to provide such additional information and to execute such additional documents or instruments as may be reasonably requested by the Company or the Broker in connection with the performance of this Agreement and to confirm compliance with applicable law.

(v)	The Company has approved the form of this Agreement.

(vi)
This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting the enforceability of creditors' rights and general principles of equity, and as rights to indemnity hereunder may be limited by applicable law.  The Shares are not subject to any liens, security interests or other impediments to transfer, nor is there any litigation, arbitration or other proceeding pending, or to the Purchaser's knowledge threatened, that would prevent or interfere with the purchase of the Shares under this Agreement.

(b)	The Broker represents, warrants and covenants to the Purchaser as follows:

(i)
The Broker has implemented reasonable policies and procedures, taking into consideration the nature of the Broker's business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of Material Nonpublic Information.  These policies and procedures include those that restrict any purchase or sale, or causing any purchase or sale, of any security as to which the Broker has Material Nonpublic Information, as well as those that prevent such individuals from becoming aware of or in possession of such Material Nonpublic Information.

(ii)
In connection with all purchases of Shares, the Broker shall deliver to the Purchaser by facsimile or electronic mail, no later than the close of business on the date such transaction is effected, all information necessary (to the extent that the Broker possesses such information) for the Purchaser to make all required Form 4 and 5 filings, as required by Section 16(a) of the 1934 Act with regard to purchases made pursuant to this Agreement.

(iii)
This Agreement constitutes the legal, valid and binding obligation of the Broker enforceable against the Broker in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting the enforceability of creditors' rights and general principles of equity, and as rights to indemnity hereunder may be limited by applicable law.

Section 3.                      Amendments.  This Agreement (including the Initial Trading Instructions) may not be amended by the parties hereto, except as follows: The parties hereto may amend the provisions of this Agreement (including the Initial Trading Instructions) upon notice to the Company; provided that at the time of such amendment, the Purchaser was not in possession of or aware of Material Nonpublic Information and only upon the written consent of the Company's General Counsel (or his/her designee).  Any modification by the Purchaser will be made in good faith and not as part of a scheme to evade the prohibitions of Rule 10b5-1. The amended Agreement or amended Initial Trading Instructions, as the case may be, shall not take effect until ninety (90) days after the amendment is adopted.  During the ninety (90) day period between the adoption date of the amendment and the effective date of the amendment, the unmodified Agreement or Initial Trading Instructions, as the case may be, will remain in effect.

Section 4.                      Termination.  This Agreement shall terminate upon the earlier to occur of the following:

(a)	The close of business on September 30, 2008; or

(b)	The Broker purchases the maximum number of Shares allowable under the Initial Trading Instructions, as may be amended as provided in Section 3 hereof; or

(c)
The Agreement is terminated by either party immediately upon receipt of written notice to the other party; provided, however, that with respect to any termination by the Purchaser pursuant to this Section 4(c) at the time of such termination, such termination was made in good faith and not as part of a scheme to evade the prohibitions of Rule 10b5-1; or

(d)
Any purchase effected pursuant to this Agreement that violates (or in the opinion of counsel to the Company or the Broker is likely to violate) Section 16 of the 1934 Act, any other provision of the Federal securities laws or regulations adopted by the U.S. Securities and Exchange Commission thereunder, or any other applicable Federal or State law or regulation; or

(e)	The Purchaser materially breaches its obligations under this Agreement; or

(f)	The Purchaser and/or the Company enter into a contract that prevents or materially restricts purchases by the Purchaser under this Agreement.

If the Agreement is terminated pursuant to Sections 4(c), (d), (e) or (f) and a new purchase trading plan agreement with respect to purchases of the Purchaser’s Common Stock is entered into with the Broker or any other person, the Purchaser hereby agrees that the new purchase trading plan will not take effect until ninety (90) days after the termination of this Agreement.

Section 5.                      Indemnification and Limitation on Liability; No Tax, Accounting or Legal Advice.

(a)
The Purchaser agrees to indemnify and hold harmless the Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys' fees and costs) arising out of or attributable to:  (i) any material breach by the Purchaser of this Agreement (including the Purchaser's representations and warranties), (ii) any violation by the Purchaser of applicable laws or regulations and (iii) any action taken by the Broker in good faith and without negligence pursuant to this Agreement.  This indemnification will survive the termination of this Agreement.

(b)
Notwithstanding any other provision herein, the Broker will not be liable to the Purchaser for:  (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, and loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God."

(c)	The Purchaser acknowledges and agrees that the Broker has not provided the Purchaser with any tax, accounting or legal advice with respect to this Agreement.

Section 6.                      Governing Law. This Agreement (including the Initial Trading Instructions) will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State's conflict of laws rules.

Section 7.                      Entire Agreement.  This Agreement (including the Initial Trading Instructions) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral.

Section 8.                      Assignment.  This Agreement and each party's rights and obligations hereunder may not be assigned or delegated without the written permission of the other party and shall inure to the benefit of each party's successors and permitted assigns, whether by merger, consolidation or otherwise.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

STEEL PARTNERS II, L.P.

By:	STEEL PARTNERS II GP LLC
its General Partner

By:	/s/ Warren G. Lichtenstein
Name:	Warren G. Lichtenstein
Title:	Managing Member

MUTUAL SECURITIES, INC.

By:	/s/ Mitchell C. Voss
Name:	Mitchell C. Voss
Title:	President